EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-194012 and No.333-196698) and Form S-3 (No.333-201817) of Platform Specialty Products Corporation of our report dated March 30, 2015 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Stamford, CT
March 30, 2015